Exhibit 21
Airgas, Inc. and Subsidiaries

Corporation Name	Domicile

Airgas Canada, Inc.	Canada
Airgas Carbonic, Inc.	DE
Airgas Data, LLC	DE
Airgas East, Inc.	DE
Airgas Gaspro, Inc.	DE
Airgas Great Lakes, Inc.	DE
Airgas Gulf States, Inc.	DE
Airgas Intermountain, Inc.	CO
Airgas Investments, Inc.	DE
Airgas Mid America, Inc.	DE
Airgas Mid South, Inc.	DE
Airgas Nor Pac, Inc.	DE
Airgas Northern California & Nevada, Inc.	DE
Airgas North Central, Inc.	DE
Airgas S.A. de C.V.	Mexico
Airgas Safety, Inc.	DE
Airgas South, Inc.	DE
Airgas Southwest, Inc.	DE
Airgas Specialty Gases, Inc.	TX
Airgas West, Inc.	CA
Airgas West, S.A.de C.V.	Mexico
ATNL, Inc.	DE
Missouri River Holdings, Inc.	KS
Nitrous Oxide Corp.	DE
Radnor Funding Corp.	DE
Red-D-Arc, Inc.	NV
Red-D-Arc Limited	Canada
Red-D-Arc S.A.de C.V.	Mexico
Tool Plus, Inc.	CA